Exhibit 10.1

Belo Corp.

Belo 2004 Executive Compensation Plan

Form of Option Grant Agreement

(Employee)

[DATE]

Belo Corp., a Delaware corporation (the "Company"), pursuant to its 2004 Executive Compensation Plan (the "Plan"), grants to the Participant named below the following option to purchase shares of its Common Stock:

Participant: [Name]

Date of grant: [Date]

No. of shares: [_____ shares of Series B Common Stock]

Exercise price: [$_____ ] per share

Type of option: Non-statutory stock option

Exercise dates: [40%] of the shares become exercisable on and after [the first anniversary of the grant date], an additional [30%] of the shares become exercisable on and after [the second anniversary of the grant date], and the remaining [30%] of the shares become exercisable on and after [the third anniversary of the grant date].

Change in Control: In the event of a Change in Control of the Company (as defined in the Plan), the option will be immediately exercisable with respect to all shares, notwithstanding the foregoing exercise dates.

Expiration date: This option will expire on, and may not be exercised after, [ten years from date of grant].

Payment of exercise price: The exercise price for shares purchased by the Participant may be paid in cash; by the Participant's personal check; if permitted generally by the Compensation Committee, by authorizing the Company to withhold a number of shares having a value on the date of exercise equal to the aggregate exercise price; or by a combination of the foregoing methods. To the extent permitted by law, the Participant may also make arrangements satisfactory to the Company for the deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares purchased on exercise or may transfer to the Company previously acquired shares of Common Stock owned by the Participant for at least six months (or less if permitted by the Compensation Committee) in payment of the exercise price.

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Termination of employment: Upon a Participant's termination of employment, the Participant's right, if any, to exercise Stock Options after termination of employment will be determined in accordance with the termination guidelines set forth on Appendix A.

Other terms and conditions: The Participant shall not have any of the rights of a stockholder of the Company with respect to the optioned shares except to the extent that one or more certificates of optioned shares have been delivered to the Participant, or the Participant has been determined to be a stockholder of record by the Company's Transfer Agent, upon due exercise of the option. Further, nothing herein shall confer upon Participant any right to remain in the employ of the Company or one of its subsidiaries, and nothing herein shall be construed in any manner to terminate the Participant's employment at any time.

This option is subject to all other terms and conditions of the Plan and subject to the execution by the Participant of a binding agreement to arbitrate certain disputes concerning employment. Copies of the Plan may be obtained from the Senior Vice President/Human Resources of the Company. By executing this Option Grant Agreement, the Participant agrees to the terms set forth above and agrees to be bound by the provisions of the Plan.

Belo Corp.

By: __________________________________

_____________________________________

Participant

_____________________________________

Date

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APPENDIX A

Termination Guidelines for Stock Options

The following guidelines will determine the effect of a Participant's termination of employment on the Participant's outstanding Stock Options. Terms used in these guidelines have the same meaning as in the Plan. For purposes of these guidelines, a year of service will be determined in the same manner as a year of service under the Belo Savings Plan as amended from time to time.

Reason for Termination	Exercise Period
Voluntary Resignation	None; Stock Options expire immediately, and all unexercised Stock Options are forfeited, on the date of termination of employment.
Discharge for Cause	None; Stock Options expire immediately, and all unexercised Stock Options are forfeited, on the date of termination of employment.
Retirement (after age 55 and at least 3 years of service), Death or Disability	Stock Options become fully exercisable and remain exercisable until the term of the Award expires.
Termination for Other Reasons:
Executive officers and general managers of operating units	One year after termination of employment, to the extent exercisable at termination of employment.
Other Participants with 10 or more years of service	One year after termination of employment, to the extent exercisable at termination of employment.
Other Participants with more than 5 but less than 10 years of service	Six months after termination of employment, to the extent exercisable at termination of employment.
Other Participants with 5 or fewer years of service	Three months after termination of employment, to the extent exercisable at termination of employment.

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